Exhibit 99.1

Press Release

National MENTOR Holdings, Inc. Announces

First Quarter 2006 Results

BOSTON, Massachusetts, February 14, 2006 – National MENTOR Holdings, Inc. today announced financial results for the first quarter ended December 31, 2005.

National MENTOR Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families and persons with acquired brain injury.  The MENTOR Network’s customized services offer its clients, as well as the state and county governments that serve them and pay for these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  As of December 31, 2005, the Network provided services to clients in 30 states.

Revenues for the first quarter ended December 31, 2005 were $184.3 million, an increase of $15.5 million, or 9.2%, over revenues for the first quarter ended December 31, 2004.  EBITDA for the first quarter of fiscal 2006 was $19.2 million, an increase of $.5 million, or 2.7%, compared to EBITDA for the first quarter of fiscal 2005.

The increase in first quarter revenues was due to approximately $6.9 million in revenues related to several acquisitions that closed and new programs started after the first quarter ended December 31, 2004, and growth in census across the company’s service lines.

The increase in first quarter EBITDA was primarily due to the increase in revenue noted above.  In addition, EBITDA for the first quarter ended December 31, 2004 was increased $1.0 million due to a benefit from a change in vacation policy.

The reported results are available on the company’s investor relations web site at www.tmnfinancials.com.  The user name “thenetwork” and the password “report” are required in order to access this site.  In addition, National MENTOR Holdings, Inc. will hold a conference call Friday, February 17, 2006 at 11:00 a.m. EST to discuss its financial results.  The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com.  A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Friday, February 24, 2006.  Those wishing to participate in the February 17 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

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This press release includes presentations of EBITDA on a historical basis because it is the basis upon which management assesses financial performance.  EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States (GAAP).  A reconciliation of net income to EBITDA is presented in the table below.  While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

	National MENTOR Holdings, Inc.
	Three months ended
	December 31,
	2005	2004
	(unaudited)
Income Statement Data:
Net revenues	$184,341	$168,827
Cost of revenues	139,114	127,734
Gross profit	45,227	41,093
General and administrative expenses	25,918	22,286
Depreciation and amortization	5,446	5,350
Income from operations	13,863	13,457
Management fees	(63)	(63)
Other income (expense), net	(4)	(9)
Interest income	234	186
Interest expense	(7,110)	(9,618)
Income before provision for income taxes	6,920	3,953
Provision for income taxes	2,907	1,700
Net income	$4,013	$2,253

	December 31, 2005	September 30, 2005
Balance Sheet Data (at end of period):
Cash and cash equivalents	$26,317	$29,307
Working capital(1)	53,820	49,190
Total assets	449,991	449,438
Long-term debt	318,962	319,430
Stockholders’ equity	38,962	36,310

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	Three months ended
	December 31,
	2005	2004
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$8,850	$(7,131)
Investing activities	(2,987)	(3,701)
Financing activities	(8,853)	6,174
Capital expenditures	(2,945)	(2,917)

Program rent expense(2)	3,938	3,053
EBITDA(3)	19,242	18,735

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(Unaudited)

	Three months ended
	December 31,
Reconciliation from Net Income to EBITDA	2005	2004
Net income	$4,013	$2,253
Provision for income taxes	2,907	1,700
Interest income	(234)	(186)
Interest expense	7,110	9,618
Depreciation and amortization	5,446	5,350
EBITDA(3)	$19,242	$18,735

(1)                      Working capital is calculated as current assets minus current liabilities.

(2)                      Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.

(3)                      EBITDA represents income before interest expense and interest income, taxes, depreciation and amortization.

Additional information about The MENTOR Network and its services is available on the company’s web site at www.thementornetwork.com.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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